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                            Amendment to the By-Laws
                                       of
                 Warburg, Pincus New York Tax Exempt Fund, Inc.


Pursuant to Article VIII of the By-Laws of Warburg, Pincus New York Tax Exempt Fund, Inc., the name has changed to Credit Suisse Warburg Pincus New York Tax Exempt Fund, Inc.

Dated the 26th day of March, 2001